Exhibit 8.2

Principal Subsidiary Trade Names

AirCold Supply (US)
A.P. Technik (UK)
Bathstore.COM (UK)
Brooks (Ireland)
Brossette (France)
Build Center (UK)
Cesaro (Czech Republic)
CFM (Luxembourg)
Climate Center (UK)
Drain Center (UK)
Electro-Oil Int. A/S (Denmark)
Ferguson (US)
Galley Matrix (UK)
Heatmerchants (Ireland)
Hire Center (UK)
Iser Zauli (Italy)
Kontinentale (Austria)
Lyon, Colkin & Co Inc. (US)
Manzardo (Italy)
Mart (Hungary)
ÖAG (Austria)
Panofrance (France)
Parnell-Martin Companies (US)
Parts Center (UK)
PBM (France)
Pipe Center (UK)
Plumb Center (UK)
Reseau LOC (France)
Reseau Pro Bois & Matériaux (France)
Sixmadun (Switzerland)
Stock Building Supply (US)
Thomson Brothers (UK)
Tobler (Switzerland)
Unifix (UK)
Wasco Holding (Netherlands)
Wolseley Canada (Canada)
Wolseley UK (UK)